Exhibit 99.3

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of November 30, 2020, is entered into by and between Peloton Equity, LLC, a Delaware limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Equityholders (the “Stockholder Representative”), and the undersigned stockholder of AdaptHealth Corp., a Delaware corporation (“Parent” and, with respect to such stockholder, a “Stockholder”).

WHEREAS, concurrently with or following the execution of this Agreement, Parent, Aerocare Holdings, Inc., a Delaware corporation (the “Company”), AH Apollo Merger Sub Inc., a Delaware corporation, AH Apollo Merger Sub II Inc., a Delaware corporation and the Stockholder Representative, have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the acquisition of the Company by Parent through (a) the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation of such merger and (b) the merger of the Company with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation of such merger; and

WHEREAS, to induce the Company and the Stockholder Representative to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”), beneficially owned by Stockholder and set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Parent Common Stock pursuant to Section 4(c) hereof but excluding any shares of Parent Common Stock sold pursuant to Section 4(b) hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.            Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.            Representations of Stockholder. Stockholder represents and warrants to the Stockholder Representative that:

(a)           As of the date hereof, (i) Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) all of the Original Shares free and clear of all Liens, other than restrictions on transfer imposed by applicable Legal Requirements, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares with respect to or otherwise affecting the matters covered herein and there are no voting trusts or voting agreements with respect to the Original Shares with respect to or otherwise affecting the matters covered herein. The Stockholder has sole voting power (or sole power to cause the record holder) and sole power of disposition with respect to the Shares, with no restrictions on its voting rights or rights of disposition pertaining thereto.

(b)           As of the date hereof, Stockholder does not beneficially own (i) any voting shares of Parent Common Stock or (ii) any security exercisable for or convertible into shares of Parent Common Stock with the present right to vote (i.e., excluding Parent Common Stock issuable upon exercise of options) on the matters set forth herein, other than the Original Shares as set forth on the signature page of this Agreement.

(c)           Stockholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Legal Requirements now or hereafter in effect relating to, or affecting generally, the enforcement of creditors’ and other obligees’ rights, (b) where the remedy of specific performance or other forms of equitable relief may be subject to certain equitable defenses and principles and to the discretion of the court before which the proceeding may be brought, and (c) where rights to indemnity and contribution thereunder may be limited by applicable Legal Requirement and public policy.

(d)           None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a material breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Legal Requirement applicable to Stockholder or to Stockholder’s property or assets.

(e)           No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement, other than any such consents, approvals, authorizations, designations, declarations and filings that have already been obtained or made or filings required under the Exchange Act.

(f)           As of the date hereof, there is no action, suit, or proceeding (whether judicial, arbitral, administrative, or other), or to the knowledge of Stockholder, investigation, pending against, or, to the knowledge of Stockholder, no such action, suit, proceeding or investigation threatened against or affecting, Stockholder that would reasonably be expected to materially impair or materially adversely affect the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

3.           Agreement to Vote Shares.

(a)           Stockholder agrees, during the term of this Agreement, to appear at each Stockholders Meeting (as defined below) or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, to vote the Shares and to cause any holder of record of Shares to vote the Shares: (i) in favor of the issuance of shares of Common Stock upon conversion of Series C Preferred Stock of Parent in excess of the number of shares permitted without obtaining such approval under Nasdaq Rule 5635 and to otherwise approve the removal of the Conversion Restriction (as such term is defined in the Certificate of Designations) (the “Stockholder Approval”), and in favor of all such other matters as may be necessary or advisable in connection with the transactions contemplated by the Merger Agreement, at every meeting of the stockholders of Parent at which such matters are considered and at every adjournment or postponement thereof (each such meeting, a “Stockholders Meeting”); and (ii) against (1) any action, proposal, transaction or agreement which would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder under this Agreement and (2) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the Stockholder Approval, including any change in any manner to the voting rights of any class of shares of Parent (including any amendments to the certificate of incorporation or bylaws of Parent).

(b)           Solely in the event of a failure by Stockholder to act in accordance with Stockholder’s obligations as to voting pursuant to Section 3(a) (including in the event a Stockholder does not deliver a completed proxy card to Parent with respect to the matters contemplated herein at least 10 days prior to the applicable deadline thereof), Stockholder hereby appoints the Stockholder Representative and any designee of the Stockholder Representative, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. Notwithstanding anything to the contrary herein, the proxy and power of attorney granted hereunder and each other covenant and agreement in this Section 3(b) shall terminate upon the termination of this Agreement.

4.           Covenants.

(a)           Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, with respect to the matters covered herein, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than this Agreement.

(b)           Stockholder agrees that from the date hereof until the date of the first Stockholders Meeting for the Stockholder Approval, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 4(b) shall be null and void. This Section 4(b) shall not prohibit (i) a Transfer of the Shares by Stockholder to an Affiliate of Stockholder, provided, that Stockholder shall, prior to any such Transfer of Shares to an Affiliate of Stockholder, cause the applicable Affiliate to execute a joinder to this Agreement to be bound by all of the rights, interests and obligations of this Agreement as if such Affiliate were a “Stockholder” hereunder and promptly provide a copy thereof to Parent and the Stockholder Representative and otherwise notify Parent and the Stockholder Representative of such Transfer or (ii) an exchange of shares of Class B Common Stock of Parent together with an equal number of units of AdaptHealth Holdings LLC, a Delaware limited liability company and direct subsidiary of Parent, for shares of Class A Common Stock and the sale of [___] shares of Class A Common Stock received in such exchange to satisfy the related tax payment obligations.

(c)           Stockholder agrees that all shares of Parent Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement. The Stockholder hereby agrees that, while this Agreement is in effect, the Stockholder shall promptly notify Parent and the Stockholder Representative of any new Shares acquired (whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise) by Stockholder after the date hereof.

5.           Termination. This Agreement shall terminate upon the earliest to occur of (i) the date on which the Stockholder Approval is obtained, and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

6.           No Agreement as Director or Officer. Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Parent or any of its subsidiaries or as a designator, employer or affiliate of any director or officer of Parent or any of its subsidiaries (if Stockholder’s designee, employee or affiliate holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by any designee, employee or affiliate of Stockholder as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict any designee, employee or affiliate of Stockholder from exercising his or her fiduciary duties as an officer or director to Parent or its stockholders.

7.           Further Assurances. Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Parent may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

8.           Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

(b)           The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto agree not to assert that a remedy of specific enforcement of the express terms hereof is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(c)           Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Legal Proceeding or other proceeding arising out of this Agreement and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such Legal Proceeding or proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding or proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth on the signature pages hereto shall be effective service of process for any such Legal Proceeding or proceeding.

(d)           EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, CLAIM OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(d).

(e)           This Agreement may be executed in two or more identical counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile, electronic transmission or otherwise) to the other parties.

(f)            Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)           This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

(h)           All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(i)            The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the parties thereto, and the parties hereto agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(j)            Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Stockholder may assign its rights, interests and obligations hereunder to its Affiliates as contemplated by and in compliance with Section 4(b). Any assignment contrary to the provisions of this Section 8(j) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PELOTON EQUITY, LLC

By:
Name:
Title:

[Signature page to Voting Agreement of Parent Stockholders]

STOCKHOLDER:

[_____]

By:
Name:
Title:

Number of Shares of Parent Common Stock (other than restricted Parent Common Stock) Beneficially Owned as of the Date of this Agreement (i.e. voting shares): [_____]

Street Address: [_____]
City/State/Zip Code: [_____]

[Signature page to Voting Agreement of Parent Stockholders]